                          CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 18 to the registration statement (Form N-1A, No. 33-36700) and related No-Load Class and Advisor Class A and Advisor Class B Prospectuses of SAFECO Common Stock Trust.

We also consent to the incorporation by reference therein of our report dated February 5, 1999 with respect to the financial statements of SAFECO Common Stock Trust as of and for the periods ended December 31, 1998 included in the 1998 Annual Report filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Seattle, Washington
April 27, 1999